SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

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Yellow Roadway Corporation

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Notes:

Reg. (S) 240.14a-101.

SEC 1913 (3-99)

10990 Roe Avenue

Overland Park, Kansas 66211

NOTICE OF ANNUAL MEETING AND PROXY STATEMENT

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD MAY 19, 2005

NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders of Yellow Roadway Corporation (the “Company”) will be held at the Company’s General Office, 10990 Roe Avenue, Overland Park, Kansas, on Thursday, May 19, 2005 at 1:00 p.m., Central time, to consider the following matters:

I.	The election of ten directors;

II.	The ratification of the appointment of KPMG LLP as independent public accountants of the Company for 2005; and

III.	The transaction of any other business as may properly come before the meeting or any reconvened meeting after an adjournment.

The accompanying Proxy Statement contains information regarding the matters that you will be asked to consider and vote on at the Annual Meeting.

The Board of Directors has fixed the close of business on March 31, 2005 as the record date for the determination of stockholders entitled to notice of and to vote at the Annual Meeting or any reconvened meeting after any adjournments of the meeting.

WHETHER YOU EXPECT TO ATTEND THE MEETING OR NOT, PLEASE COMPLETE, SIGN AND RETURN THE ACCOMPANYING PROXY SO THAT YOUR SHARES WILL BE REPRESENTED AT THE MEETING. Return it as promptly as possible in the enclosed envelope. No postage is required if mailed in the United States. You may revoke your proxy any time prior to its exercise, and you may attend the meeting and vote in person, even if you have previously returned your proxy. If you receive more than one proxy because your shares are held in various names or accounts, each proxy should be completed and returned. In some cases, you may be able to exercise your proxy by telephone or by the internet. Please refer to the Proxy Statement for further information on telephone and internet voting.

By Order of the Board of Directors:

Overland Park, Kansas

April 1, 2005

DANIEL J. CHURAY, Secretary

YELLOW ROADWAY CORPORATION

2005 ANNUAL MEETING OF STOCKHOLDERS

NOTICE OF ANNUAL MEETING AND PROXY STATEMENT

i

PROXY STATEMENT

Annual Meeting of Stockholders

YELLOW ROADWAY CORPORATION

10990 Roe Avenue

Overland Park, Kansas 66211

INTRODUCTION

We are furnishing this Proxy Statement to you in connection with the solicitation by the Board of Directors (the “Board”) of Yellow Roadway Corporation (the “Company”), a Delaware corporation, of proxies for use at our 2005 Annual Meeting of Stockholders, to be held at the Company’s General Office, 10990 Roe Avenue, Overland Park, Kansas (the Company’s telephone is 913-696-6100; mailing address 10990 Roe Avenue, Overland Park, Kansas 66211), at 1:00 p.m., Overland Park, Kansas time, on May 19, 2005, and at any and all reconvened meetings after any adjournments of the meeting. Our Annual Report (including audited financial statements) for the year ended December 31, 2004 accompanies this Proxy Statement, Notice of Annual Meeting of Stockholders and form of proxy, which will be mailed to stockholders on or about April 8, 2005. The Annual Report is not part of this proxy soliciting material except to the extent specifically incorporated herein by reference. A copy of our annual report to the Securities and Exchange Commission (“SEC”) on Form 10-K and the quarterly reports on Form 10-Q may be obtained without charge by writing the Manager, Investor Relations of the Company at the mailing address above. You may read and copy these reports or any other document we file with the SEC at the SEC’s Public Reference Room at 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information regarding the Public Reference Room. The SEC also maintains a website that contains reports, proxy and information statements, and other information that we have filed electronically. The SEC’s website is located at http://www.sec.gov. This information is also available through our website located at http://www.yellowroadway.com.

MATTERS TO BE CONSIDERED AT THE ANNUAL MEETING OF THE COMPANY

At the Annual Meeting, you will consider and vote upon:

1.	the election of ten directors;

2.	the ratification of the appointment of KPMG LLP as independent public accountants of the Company for 2005; and

3.	any other business as may properly come before the meeting.

QUESTIONS AND ANSWERS

Who is entitled to vote at the meeting?

Stockholders of record as of the close of business on March 31, 2005 will be entitled to notice of and to vote at our Annual Meeting of Stockholders or any reconvened meetings after any adjournments of the meeting.

How many shares can vote?

On the record date, March 31, 2005, we had outstanding 48,881,566 shares of common stock, which constitute our only outstanding voting securities. Each stockholder is entitled to one vote for each share of common stock held as of the record date.

What matters am I voting on?

You are being asked to vote on the following matters:

•	the election of ten directors, and

•	the ratification of the appointment of KPMG LLP as our independent public accountants for 2005.

How does the Board recommend I vote on the proposals?

The Board recommends that you vote “FOR” the proposed slate of directors, and “FOR” the ratification of the appointment of KPMG LLP.

How do I cast my vote?

If you hold your shares as a stockholder of record, you may vote by mail by signing and returning the enclosed proxy card, or you may vote in person at the Annual Meeting by delivering your proxy card in person or by filling out and returning a ballot that will be supplied to you at the meeting. If you are a street-name stockholder, you will receive instructions from your bank, broker or other nominee describing how to vote your shares.

Stockholders with shares registered in their names with UMB Bank, N.A., our transfer agent, may authorize a proxy by the internet at the following internet address: http://www.eproxyvote.com/yell, or by telephone at 1-800-758-6973. Proxies submitted through UMB Bank, N.A., by the internet or telephone must be received by 11:59 p.m. Eastern time (10:59 p.m. Overland Park, Kansas time) on May 18, 2005. The giving of a proxy will not affect your right to vote in person if you decide to attend the meeting.

A number of banks and brokerage firms participate in a program that also permits stockholders to direct their vote by the internet or telephone. This option is separate from that offered by UMB Bank, N.A., and, if available, will be reflected on the voting form from a bank or brokerage firm that accompanies this Proxy Statement. If your shares are held in an account at a bank or brokerage firm that participates in a similar program, you may direct the vote of these shares by the internet or telephone by following the instructions on the voting form enclosed with the proxy from the bank or brokerage firm. Votes directed by the internet or telephone through a similar program must be received by 11:59 p.m. Eastern time (or 10:59 p.m. Overland Park, Kansas time) on May 18, 2005. Directing the voting of your shares will not affect your right to vote in person if you decide to attend the meeting; however, you must first request a proxy either on the internet or the voting form that accompanies this Proxy Statement. Requesting a proxy prior to the deadlines described above will automatically cancel any voting directions you have previously given by the internet or by telephone with respect to your shares. The internet and telephone proxy procedures are designed to authenticate stockholders’ identities, to allow stockholders to give their proxy instructions and to confirm that those instructions have been properly recorded. Stockholders authorizing proxies or directing the voting of shares by the internet should understand that there may be costs associated with electronic access, such as usage charges from internet access providers and telephone companies, and those costs must be borne by the stockholder.

The enclosed proxy card contains instructions for voting by mail. Please follow these instructions carefully. The proxies identified on the back of the proxy card will vote the shares of which you are stockholder of record in accordance with your instructions. If you sign and return your proxy card without giving specific voting instructions, the proxies will vote your shares “FOR” the proposals.

How will the proxies vote on any other business brought up at the meeting?

By submitting your proxy card, you authorize the proxies to use their judgment to determine how to vote on any other matter properly brought before the meeting. The proxies identified on the back of the proxy will vote your shares in accordance with your instructions. If you sign and return your proxy card without giving specific voting instructions, the proxies will vote your shares “FOR” the proposals. The Board does not intend to bring any other business before the meeting, and it is not aware that anyone else intends to do so. If any other business comes before the meeting, it is the intention of the persons named in the enclosed form of proxy to vote as proxies in accordance with their best judgment.

Can I revoke my proxy?

Yes. You can revoke your proxy before it is voted at the meeting by:

•	Submitting a new proxy card bearing a later date;

•	Requesting a proxy either on the internet or the voting form that accompanies this Proxy Statement (for telephone or internet voting only);

•	Giving written notice before the meeting to our Secretary at the address set forth on the cover of this Proxy Statement stating that you are revoking your proxy; or

•	Attending the meeting and voting your shares in person. Please note that your attendance at the meeting will not alone serve to revoke your proxy.

What is a quorum?

A quorum is the number of shares that must be present to hold the meeting. The quorum requirement for the meeting is a majority of the outstanding shares as of the record date, present in person or represented by proxy. A proxy that a stockholder submits may indicate that all or a portion of the shares represented by the proxy are not being voted (“stockholder withholding”) with respect to a particular matter. Proxies that are marked “abstain”, proxies relating to “street name” shares that are returned to the Company but marked by brokers as “not voted” (“broker non-votes”) and proxies reflecting shares subject to stockholder withholding will be treated as shares present for purposes of determining the presence of a quorum on all matters unless authority to vote is completely withheld on the proxy.

What is a broker non-vote?

A broker non-vote occurs when a broker submits a proxy that states that the broker does not vote for some or all of the proposals, because the broker has not received instructions from the beneficial owners on how to vote on the proposals and does not have discretionary authority to vote in the absence of instructions.

Will broker non-votes or abstentions affect the results?

No, broker non-votes and abstentions will not count as votes “FOR” or “AGAINST” any director or proposal being voted on.

What does it mean if I get more than one proxy card?

Your shares are probably registered in more than one account. You should vote each proxy card you receive.

How many votes are needed for approval of each proposal?

•	The election of directors requires a plurality vote of the votes cast at the meeting. “Plurality” means that the ten individuals receiving the highest number of “FOR” votes will be elected to the Board. Consequently, any shares not voted “FOR” a particular nominee (whether as a result of a direction of the stockholder to withhold authority, abstentions or a broker non-vote) will not be counted in that nominee’s favor.

•	The ratification of the appointment of KPMG LLP requires the affirmative “FOR” vote of a majority of the votes cast at the meeting. Abstentions from voting and shares that are subject to stockholder withholding or broker non-vote are not counted as “votes cast” with respect to that proposal and, therefore, will have no effect on that vote.

Where can I find the voting results of the meeting?

The preliminary voting results will be announced at the meeting. The final results will be published in our quarterly report on Form 10-Q for the second quarter of 2005.

How will proxies be solicited? Who will bear the cost?

We will bear the cost of the solicitation. In addition to the use of the mails, our directors, officers and employees, without additional compensation, may solicit proxies by personal interview, telephone, telegram or otherwise. We may also make arrangements with brokerage firms and other custodians, nominees and fiduciaries for the forwarding of soliciting material to the beneficial owners of common stock held of record by those owners. We will reimburse those brokers, custodians, nominees and fiduciaries for their reasonable out-of-pocket expenses incurred in connection with that service.

Stockholders authorizing proxies or directing the voting of shares by the internet should understand that there may be costs associated with electronic access, such as usage charges from internet access providers and telephone companies, and the stockholder must bear those costs.

SUBMISSION OF PROPOSALS BY STOCKHOLDERS

As prescribed by SEC rules, we must receive stockholders’ proposals intended to be presented at the 2006 Annual Meeting by December 10, 2005 to be eligible for inclusion in the proxy materials relating to that meeting. Stockholder proposals that are proposed to be brought before the 2006 Annual Meeting and that are not received by the deadline described in the preceding sentence will be considered not properly brought before that meeting, and will be out of order, unless we receive notice of the stockholder proposal not less than 60 days nor more than 90 days prior to the date of the 2006 Annual Meeting, in accordance with our Bylaws. If, however, we give less than 70 days notice of the date of the 2006 Annual Meeting, then, to be timely, we must receive notice of a stockholder proposal by the 10th day following the day that we mail notice of, or publicly disclose, the date of the 2006 Annual Meeting. We may use our discretionary authority to preclude any stockholder proposal received after that time from presentment at the 2006 Annual Meeting.

Stockholders who wish to suggest qualified candidates to stand for election to our Board may write to the Secretary, Yellow Roadway Corporation, 10990 Roe Avenue, Overland Park, Kansas 66211, stating in detail and in accordance with our Bylaws the qualifications of the persons they recommend. To be considered at the 2006 Annual Meeting, you must mail or deliver a recommendation to us not less than 14 days nor more than 50 days prior to the date of the 2006 Annual Meeting. If, however, we give less than 21 days notice of the date of the 2006 Annual Meeting, you must mail or deliver a recommendation by the seventh day following the day that we mail notice of the date of the 2006 Annual Meeting. The Governance Committee of the Board will consider the suggestions.

AMOUNT AND NATURE OF BENEFICIAL OWNERSHIP

Share ownership of directors and executive officers is as of February 28, 2005, and includes:

•	shares in which they may be deemed to have a beneficial interest;

•	shares credited to individual accounts in the Company’s qualified savings and defined contribution 401(k) plans;

•	share units subject to the 2004 Long-Term Incentive and Equity Award Plan;

•	in the case of executive officers, shares subject to options that are exercisable on or prior to April 29, 2005, pursuant to the 1992 Stock Option Plan, the 1996 Stock Option Plan, 1997 Stock Option Plan, 1999 Stock Option Plan, and 2002 Stock Option and Share Award Plan; and

•	in the case of outside directors, options that are exercisable on or prior to April 29, 2005, pursuant to the Directors’ Stock Compensation Plan.

The Company has recently established executive equity ownership guidelines for its executive officers who actively participate in the Company’s long-term incentive plan (or any successor to that plan). These guidelines establish ownership targets based on an executive’s base salary and grade level. Generally, the target levels of ownership are phased in over a six-year period. If an executive does not achieve the desired target level of equity ownership, the executive’s long-term incentive award will be adjusted to provide for a higher percentage equity payout and a similar lower percentage cash payout until such time as the targeted equity ownership guideline for the executive is met. The equity ownership guidelines provide for a target number of shares measured at December 31 of the sixth year of participation in the Company’s long-term incentive plan. The target number of shares is a specified multiplier of the executive’s then-current salary, with the number of shares calculated by using the per share fair market value for the fourth quarter of the sixth year and as determined under the equity ownership guidelines. Mr. Zollars’ target equity ownership is five times his salary. Each of the Company’s other executive officers have target equity ownership guidelines that range from three times to two times their respective salary.

Also, see footnote (2) below regarding adjusted amounts and percentages arising out of grants of performance share units.

Name	Shares Owned as of 2/28/05(1)		Shares Subject to Options that Are or Will Become Exercisable prior to 4/29/05	Total Beneficial Ownership(1)		Percent of Class	Unvested LTIP Performance Share Units(2)	Adjusted Total Beneficial Ownership		Adjusted Percent of Class
Cassandra C. Carr	10,768	(3)	6,356	17,124	(3)	*	0	17,124	(3)	*
Howard M. Dean	21,785		0	21,785		*	0	21,785		*
Frank P. Doyle	20,937	(4)	0	20,937	(4)	*	0	20,937	(4)	*
John F. Fiedler	6,171	(4)	0	6,171	(4)	*	0	6,171	(4)	*
Dennis E. Foster	5,557		6,356	11,913		*	0	11,913		*
John C. McKelvey	5,760		0	5,760		*	0	5,760		*
Phillip J. Meek	17,662	(4)	0	17,662	(4)	*	0	17,662	(4)	*
William L. Trubeck	15,868		6,356	22,224		*	0	22,224		*
Carl W. Vogt	16,772		6,356	23,128		*	0	23,128		*
William D. Zollars	33,000	(5)	272,325	305,325	(5)	*	102,589	407,914	(5)	*
Donald G. Barger, Jr.	11,203	(6)	27,232	38,435	(6)	*	22,884	61,319	(6)	*
James D. Staley	39,821	(7)	0	39,821	(7)	*	21,803	61,624	(7)	*
Robert L. Stull	251	(8)	0	251	(8)	*	12,907	13,158	(8)	*
James L. Welch	8,788	(9)	0	8,788	(9)	*	29,950	38,738	(9)	*
All Directors and Executive Officers as a Group (17 persons)	217,122		324,981	542,103		1.11%	208,516	750,619		1.54%

*	Indicates less than 1% ownership.
(1)	Direct ownership unless indicated otherwise.

(2)	The Company has granted rights to receive shares of the Company’s common stock called performance share units pursuant to the achievement of performance targets under a long-term incentive plan (“LTIP”). After expiration of a six-year “holding period”, an executive will receive one share of the Company’s common stock for each vested performance unit. Fifty percent of the performance units vest on the third anniversary of their date of grant; and the remaining 50% of the performance units vest on the sixth anniversary of their date of grant. For further information regarding the “holding period”, see “Compensation Committee Report—Long-Term Incentives” in this Proxy Statement. Because of this extended vesting schedule, the unvested performance share units are not included under the “Shares Owned as of 2/28/05” column and are not included in the “Total Beneficial Ownership” and “Percent of Class” columns. However, to provide complete information regarding each executive officer’s equity ownership in the Company, the unvested performance share units are included in the “Unvested LTIP Performance Share Units”, “Adjusted Total Beneficial Ownership” and “Adjusted Percent of Class” columns above.
(3)	Ms. Carr has deferred 7,028 shares pursuant to the Company’s Amended Directors’ Stock Compensation Plan until she ceases to be a director of the Company.
(4)	Messrs. Doyle, Fiedler and Meek were formerly directors of Roadway Corporation (“Roadway”) and owned shares of Roadway common stock, which were converted to 19,065, 4,299, and 15,419 shares of the Company’s common stock, respectively, in December 2003.
(5)	For Mr. Zollars, includes 26,000 shares of restricted stock pursuant to a Restricted Stock Award Agreement that includes a non-competition covenant entered into in connection with the Company’s spin-off of SCS Transportation, Inc. (“SCS”). Additionally, as part of the SCS spin-off, Mr. Zollars received 3,891 restricted shares of Company stock in lieu of the distribution of SCS shares that he would have received on the initial 26,000 share grant. The restrictions on all of these shares lapsed on March 4, 2005, and Mr. Zollars surrendered a portion of the shares to discharge withholding tax obligations. For Mr. Zollars, also includes the equivalent of 109.41 shares held on a unitized basis in the Company’s Retirement Savings Plan.
(6)	For Mr. Barger, includes 5,300 shares of restricted stock pursuant to a Restricted Stock Award Agreement that includes a non-competition covenant entered into in connection with the Company’s spin-off of SCS. Additionally, as part of the SCS spin-off, Mr. Barger received 793 restricted shares of Company stock in lieu of the distribution of SCS shares that he would have received on the initial 5,300 share grant. The restrictions on all of these shares lapsed on March 4, 2005, and Mr. Barger surrendered a portion of the shares to discharge withholding tax obligations. For Mr. Barger, also includes the equivalent of 110.80 shares held on a unitized basis in the Company’s Retirement Savings Plan.
(7)	Mr. Staley became an officer of the Company on December 18, 2003, after the Company acquired Roadway. He holds the equivalent of 6,223.29 shares held on a unitized basis in the Company’s Retirement Savings Plan (including shares previously held in the Roadway Corporation 401(k) Stock Savings Plan that were exchanged for shares of the Company’s common stock during the Roadway acquisition exchange process).
(8)	Mr. Stull became an officer of the Company on December 18, 2003, after the Company acquired Roadway. He holds the equivalent of 251.15 shares of the Company’s common stock, which is held on a unitized basis in the Company’s Retirement Savings Plan (including shares previously held in the Roadway Corporation 401(k) Stock Savings Plan that were exchanged for shares of the Company’s common stock during the Roadway acquisition exchange).
(9)	For Mr. Welch, includes 7,000 shares of restricted stock pursuant to a Restricted Stock Award Agreement that includes a non-competition covenant entered into in connection with the Company’s spin-off of SCS. Additionally, as part of the SCS spin-off, Mr. Welch received 1,047 restricted shares of Company stock in lieu of the distribution of SCS shares that he would have received on the initial 7,000 share grant. The restrictions on all of these shares lapsed on March 4, 2005, and Mr. Welch surrendered a portion of the shares to discharge withholding tax obligations. For Mr. Welch, also includes the equivalent of 740.54 shares held on a unitized basis in the Company’s Retirement Savings Plan.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Based solely on our review of copies of reports furnished to us by persons required to file reports under Section 16(a) of the Exchange Act, we believe that, for the year ended December 31, 2004, all filings required to be made by reporting persons with respect to the Company were timely made in accordance with the requirements of the Exchange Act, with the exception of James D. Staley, who filed a Form 4 two business days late. The foregoing inadvertent late filing was due to the Company’s administrative error in assisting the preparation of the form.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

AS OF FEBRUARY 28, 2005

As of February 28, 2005, the persons known to us to be beneficial owners of more than five percent of the Company’s outstanding shares of common stock, the number of shares beneficially owned by them, and the percent of outstanding common stock so owned were:

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership		Percent of Class
Wellington Management Company, LLP 75 State Street Boston, MA 02109	4,502,120	(1)	9.21%

Ziff Asset Management, L.P. c/o PBK Holdings, Inc. 283 Greenwich Avenue Greenwich, CT 06803	3,982,500	(2)	8.15%

Wachovia Corporation One Wachovia Center Charlotte, NC 28288-0137	3,264,884	(3)	6.68%

Glenview Capital Management, LLC 399 Park Avenue, Floor 39 New York, NY 10022	3,091,300	(4)	6.33%

FMR Corporation 84 Devonshire Street Boston, MA 02109	2,442,757	(5)	5.00%

(1)	According to information provided to the Company in a Schedule 13G/A, Wellington Management Company, LLP had the following voting and dispositive powers with respect to the shares: (a) sole voting power, none; (b) shared voting power, 3,368,320; (c) sole dispositive power, none; and (d) shared dispositive power, 4,481,020.
(2)	According to information provided to the Company in a Schedule 13G/A, Ziff Asset Management, L.P., together with PBK Holdings, Inc. and Philip B. Korsant, as the “Reporting Persons”, had the following voting and dispositive power with respect to the shares: (a) sole voting power, none; (b) shared voting power, 3,982,500 shares; (c) sole dispositive power, none; and (d) shared dispositive power, 3,982,500 shares.
(3)	According to information provided to the Company in a Schedule 13G, Wachovia Corporation had the following voting and dispositive powers with respect to the shares: (a) sole voting power, 516,469; (b) shared voting power, 2,717,097; (c) sole dispositive power, 3,236,958; and (d) shared dispositive power, 18,192.
(4)	According to information provided to the Company in a Schedule 13G, Glenview Capital Management, LLC through certain of its affiliates had the following voting and dispositive powers with respect to the shares: (a) sole voting power, none; (b) shared voting power, 3,091,300; (c) sole dispositive power, none; and (d) shared dispositive power, 3,091,300.
(5)	According to information provided to the Company in a Schedule 13G, FMR Corporation through certain affiliates had the following voting and dispositive powers with respect to the shares: (a) sole voting power, 602,073; (b) shared voting power, none; (c) sole dispositive power, 2,442,757; and (d) shared dispositive power, none.

I. ELECTION OF DIRECTORS

At the meeting, our stockholders will elect ten directors to hold office until the 2006 Annual Meeting or until their successors are elected and have qualified. If any nominee should be unable to stand for election as a director, it is intended that the shares represented by proxies will be voted for the election of a substitute that management may nominate.

The following table sets forth information with respect to each nominee for election as a director of the Company. No nominee has any family relationship with any other director or executive officer of the Company.

Name	Principal Occupation; Past Service; Directorships; Age
NOMINEES FOR ELECTION AS DIRECTORS

Cassandra C. Carr Director since 1997	Senior Advisor, Public Strategies, Inc. (since 2002); Senior Executive Vice President, External Affairs (1998–2002) and Senior Vice President, Human Resources (1994–1998), SBC Communications, Inc., San Antonio, TX (telecommunications); Director, Temple-Inland Inc.; 60

Howard M. Dean Director since 1987	Retired Chairman of the Board of Dean Foods Company, Franklin Park, IL (processor and distributor of food products); Director of Ball Corporation; 67

Frank P. Doyle Director since 2003	Retired Vice Chairman and Chief Executive Officer of Compaq Computer Corporation, Houston, TX (computer manufacturing and services) (April 1999 through July 1999); Executive Vice President, General Electric Company (manufacturing, services, and technology) (1992–1995); 73

John F. Fiedler Director since 2003	Retired Chairman and Chief Executive Officer (1995–2003), BorgWarner Inc., Chicago, IL (automotive systems and components); Executive Vice President—North America Tire Division, The Goodyear Tire & Rubber Company (tire and rubber products) (1991–1994); Director of Mohawk Industries, Inc., AirTran Holdings Inc. and Snap-On Incorporated; 66

Dennis E. Foster Director since 2000	Formerly Vice Chairman, Alltel Corporation, Little Rock, AR (telecommunications) (1998–2000); Chief Executive Officer, 360 Communications, Inc. (wireless communications) (1993–1998); Director of Alltel Corporation and NiSource Corporation; 64

John C. McKelvey Director since 1977	President and Chief Executive Officer, Menninger Foundation, Topeka, KS, and Chairman, Menninger Psychiatric Clinic, Houston, TX (psychiatric treatment and research) (since November 2001); President Emeritus, Midwest Research Institute, Kansas City, MO (scientific and technical research) (since January 2000); formerly President and Chief Executive Officer, Midwest Research Institute, Kansas City, MO (1975–1999); 70

Name	Principal Occupation; Past Service; Directorships; Age
NOMINEES FOR ELECTION AS DIRECTORS (cont’d.)

Phillip J. Meek Director since 2003	Retired Senior Vice President and President—Publishing Group, Capital Cities/ABC, Inc. (broadcasting, cable, and publishing) (1986–1997); Trustee and Chair of Board of Trustees of Ohio Wesleyan University; Director of Guideposts (church organization); 67

William L. Trubeck Director since 1994	Executive Vice President and Chief Financial Officer, H&R Block, Inc. (since October 2004); Executive Vice President, Western Group (2003–2004), Executive Vice President, Chief Administrative Officer and Chief Financial Officer (2002–2003) and Senior Vice President and Chief Financial Officer (2000–2002), Waste Management, Inc., Houston, TX (waste disposal and environmental services); formerly Senior Vice President—Finance and Chief Financial Officer and President, Latin American Operations, International MultiFoods, Inc., Minneapolis, MN (food manufacturing) (1997–2000); 58

Carl W. Vogt Director since 1996	Retired Senior Partner (1974–2002), Fulbright & Jaworski LLP, Washington, DC (legal services); President Emeritus (President interim 1999–2000), Williams College, Williamstown, MA; Chairman, National Transportation Safety Board, Washington, DC (1992–1994); Director of Scudder Funds (mutual funds), American Science & Engineering (x-ray bomb and contraband detection) and Waste Management, Inc. (waste disposal and environmental services); 68

William D. Zollars Director since 1999	Chairman, President and Chief Executive Officer of the Company (since November 1999); formerly President of Yellow Transportation, Inc. (1996–2000); Director of ProLogis Trust; 57

STRUCTURE AND FUNCTIONING OF THE BOARD OF DIRECTORS

General. The Board is currently comprised of ten directors, with nine of those directors determined to be “independent directors”, as that term is defined in the NASDAQ Stock Market rules. All directors are elected annually at the stockholders’ meeting. Directors may serve until age 75, which is the mandatory retirement age provided in the Company’s Bylaws. A director’s term on the Board may be limited if the director changes employment (other than a promotion or lateral movement within the same organization) or if the director fails in any fiscal year to attend at least 66% of the aggregate meetings of the Board and any Board committees on which the director serves. The Company’s Bylaws require the director to offer his or her retirement or resignation effective on the annual stockholders’ meeting following the three-month anniversary of the change in his or her employment or the failure to attend the requisite number of meetings in a fiscal year. The functions of a lead director are handled by the chairman of each committee, who serves as the spokesperson for the committee and provides recommendations and guidance to the Board and the Chairman of the Board.

The Board reviews from time to time its procedures and processes, as well as its guidelines on corporate governance. The guidelines on corporate governance are included with the Governance Committee Charter, which is available on the Company’s website, www.yellowroadway.com. Each committee of the Board may retain its own legal or other advisors from time to time as the committee believes appropriate, and the committee will be responsible for the terms of the engagement and compensation of the advisors. Under the guidelines on corporate governance, the Board develops procedures for orientation and continuing education of the directors.

Meetings of Board and Committees. The Board held five regularly scheduled meetings during 2004. The Board has three standing committees: the Audit/Ethics Committee; the Compensation Committee and the Governance Committee. The Company policy with respect to attendance of Board and committee meetings is that each director should strive to attend at least 75% of the aggregate of the total number of meetings of the Board and of the committees of the Board on which the director serves. During 2004, each incumbent director attended at least 75% of the aggregate of the total number of meetings of the Board held during the period the incumbent was a director and meetings of the Board committees on which the incumbent served during the period the incumbent was a director. The 2004 Annual Meeting of Stockholders was delayed by a month to permit the Company to have additional time to prepare its financial statements after the late 2003 closing of its acquisition of Roadway. Due to resulting schedule conflicts, Mr. Zollars was the only director able to attend that meeting.

Meetings of Independent Directors. The independent directors of the Company (as independence is affirmatively determined from time to time by the Board in accordance with law and the NASDAQ Stock Market rules) meet in regularly scheduled executive sessions at times and for reasons as they desire and set, with at least one executive session a year.

Stockholder Communications with the Board. The Company encourages any stockholder who desires to communicate with the Board with respect to the stockholder’s views and concerns to do so by writing to the Secretary of the Company, who shall assure that the Chairman of the Governance Committee receives the correspondence.

Audit/Ethics Committee. The Audit/Ethics Committee of the Board met seven times during 2004. The Audit/Ethics Committee consisted of William Trubeck (Chairman), Howard Dean, John Fiedler and John McKelvey. The Board has determined that all of the members of the Audit/Ethics Committee are independent directors, as that term is defined in the NASDAQ Stock Market rules. The Audit/Ethics Committee Charter has a written charter, which is available on the Company’s website, www.yellowroadway.com. As described in its charter, the Audit/Ethics Committee’s functions include:

•	appointing, compensating and overseeing the work of any public accounting firm that the Company employs for the purpose of preparing or issuing an audit report or related work;

•	approving all auditing services and non-audit services that the Company’s auditors provide to the Company;

•	resolving any disagreements between the Company’s management and the auditor regarding financial reporting;

•	establishing procedures for the receipt, retention and treatment of complaints that the Company receives regarding accounting, internal controls or auditing matters and for the confidential, anonymous submission by employees of the Company of concerns regarding questionable accounting or auditing matters;

•	assisting the Board in oversight of the following:

(i) the integrity of the Company’s financial statements;

(ii) the Company’s compliance with legal and regulatory requirements;

(iii) the independent auditor’s qualifications and independence, and

(iv) the performance of the Company’s internal and external audit functions;

•	overseeing the Company’s compliance programs, including the Company’s Code of Conduct; and

•	adopting, amending or modifying the Company’s Code of Conduct and a code of ethics (which is currently contained in the Company’s Code of Conduct) for the Company’s chief financial officer, controller, principal accounting officer or persons serving in similar functions (the Company’s Code of Conduct is available on the Company’s website, www.yellowroadway.com).

In performing its functions, the Audit/Ethics Committee reviews the independence of the external auditor and the overall scope and focus of the annual audit. The Audit/Ethics Committee addresses auditor rotation by conducting discussions with the Company’s external auditor concerning relationships or services that may affect auditor objectivity or independence, and if the Audit/Ethics Committee is not satisfied with the auditors’ assurances of independence, the Audit/Ethics Committee will take, or recommend to the Board, appropriate action to ensure the independence of the external auditor. The Audit/Ethics Committee also approves all auditing and non-auditing services that the Company’s external auditors provide to the Company. In addition, the chairman of the Audit/Ethics Committee is expressly authorized to approve the provision of non-audit services to the Company. The latter express authority was established to handle the approval of non-audit services prior to the engagement of the auditor or accountant. The Audit/Ethics Committee approved all audit, audit related, tax and all other fees incurred in 2004.

Compensation Committee. The Compensation Committee of the Board met five times during 2004. The Compensation Committee consisted of Dennis Foster (Chairman), Cassandra Carr, Howard Dean and Phillip Meek. The Board has determined that all of the members of the Compensation Committee are independent directors, as that term is defined in the NASDAQ Stock Market rules. A copy of the Compensation Committee’s charter is available on the Company’s website, www.yellowroadway.com. The Compensation Committee’s functions include:

•	reviewing and establishing base salary, incentive compensation and perquisites of the Company’s “executive officers”, as that term is defined by the SEC and the Internal Revenue Service;

•	reviewing and establishing compensation strategy for other officers of the Company;

•	approving and recommending to the Board the establishment, modification or amendment of all compensation plans for officers of the Company;

•	approving and recommending to the Board the creation, modification or amendment of any stock option or stock-based compensation plans of which the Company’s common stock is the basis; and

•	administering, funding and monitoring the investment performance and compliance of the Company-sponsored qualified defined benefit and defined contribution retirement plans.

In addition to the foregoing functions, the Company’s Chief Executive Officer and the Compensation Committee review management development and succession planning and make an annual report to an executive session of the independent directors.

Governance Committee. The Governance Committee of the Board met once during 2004. The Governance Committee performs the functions of a nominating committee. The Governance Committee consisted of Carl Vogt (Chairman), Cassandra Carr, Frank Doyle and Dennis Foster. The Board has determined that all of the members of the Governance Committee are independent directors, as that term is defined in the NASDAQ Stock Market rules. The Governance Committee’s functions are described in detail in its charter, which was amended and restated in 2003 and is available on the Company’s website, www.yellowroadway.com. The Governance Committee’s functions include:

•	administering the guidelines on corporate governance and developing and making recommendations to the Board with respect to those guidelines;

•	establishing the criteria for selecting the nominees for election as directors of the Company and reviewing the qualifications of all candidates, including those proposed by stockholders, for recommendation to the Board;

•	recommending to the Board for approval the standards for determining whether or not a director is “independent”;

•	recommending to the Board the composition of the committees of the Board;

•	reviewing and making recommendations as to the effectiveness of the Board as a whole; and

•	making recommendations from time to time as to changes in governance that the Governance Committee finds necessary or otherwise in the best interest of the Company.

In performing its function of identifying candidates for director nominees, the Governance Committee has the sole authority to retain and compensate search firms to assist in the process.

All of the nominee directors included in this Proxy Statement are directors standing for re-election. The Governance Committee accepts stockholder director nominations in accordance with the policy for submitting proposals for director nominations contained in “Submission of Proposals by Stockholders” of this Proxy Statement. The following criteria guide the Governance Committee in considering candidates for director nominees, including nominees submitted by stockholders:

•	personal traits and experience (i.e., an individual of the highest character and integrity, with experience at a strategy/policy-setting level or other senior executive level of experience),

•	the availability of sufficient time to carry out the responsibilities of a director,

•	the absence of any conflict of interest that would interfere with the director’s independence and the proper performance of his or her responsibilities,

•	the ability to utilize his or her unique experience and background to represent and act in the best interests of all stockholders as a group and not to represent a particular constituent group or organization, and

•	the ownership of Company common stock.

DIRECTORS’ COMPENSATION

As a result of the Company’s policy that directors should have an equity ownership in the Company, a portion of each director’s fees are paid in the Company’s common stock. We pay directors of the Company who are not full-time employees of the Company:

•	an annual retainer for Board services of $30,000;

•	an annual retainer for services as a committee chairperson of $5,000 per year; other members of committees do not receive retainers for committee service;

•	an attendance fee of $1,500 for each Board meeting and $1,500 for each committee meeting attended;

•	reimbursement (or otherwise made whole) of all costs or expenses of any kind incurred in relation to Board and committee meetings.

Under the terms of the Company’s Director Compensation Plan, a minimum of 50% of the Board and committee retainers are paid in the form of Company common stock, with the stock award determined annually on the date of the Board meeting immediately following the Company’s Annual Meeting of Stockholders based on the closing price of the Company’s common stock on that date and the then applicable level of Board and committee retainers. The directors have the option of annually taking up to 100% of the Board and committee retainers in Company common stock rather than cash. Directors may elect to defer receipt all of their retainer fees received in common stock and their attendance fees.

On the date of the Board meeting immediately following the Company’s Annual Meeting of Stockholders, the directors receive annual restricted stock unit grants of 1,500 shares of the Company’s common stock that will vest one-third on each of the first, second and third anniversaries of the date of grant. The restricted stock unit grants will be issued from the Company’s 2004 Long-Term Incentive and Equity Award Plan. Our policy is not to pay directors who are full-time employees of the Company or any subsidiary any retainer or attendance fees for services as members of the Board or any of its committees.

AUDIT/ETHICS COMMITTEE REPORT

The Audit/Ethics Committee of the Board of Directors provides assistance to the Board of Directors in, among other matters, fulfilling its responsibility in matters relating to the accounting and reporting practices of the Company, the adequacy of the Company’s financial controls and the quality and integrity of the financial statements of the Company. The Audit/Ethics Committee also oversees the Company’s compliance programs.

The Audit/Ethics Committee has reviewed and discussed with management the Company’s audited financial statements as of and for the year ended December 31, 2004.

The Audit/Ethics Committee has discussed with the independent auditors the matters required to be discussed by Statement on Auditing Standards No. 61, Communication with Audit Committees, as amended, by the Auditing Standards Board of the American Institute of Certified Public Accountants.

The Audit/Ethics Committee has received and reviewed the written disclosures and the letter from the independent auditors required by Independence Standard No. 1, Independence Discussions with Audit Committees, as amended, by the Independence Standards Board, and has discussed with the auditors the auditors’ independence.

Based on the reviews and discussions referred to above, and any other matters deemed relevant and appropriate by the Audit/Ethics Committee, the Audit/Ethics Committee recommended to the Board of Directors that the financial statements referred to above be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2004.

The Board of Directors had determined that the members of the Audit/Ethics Committee are independent. The Board has further determined that Mr. Trubeck is the “audit committee financial expert”, as that term is defined under SEC regulations, and that Mr. Trubeck meets the financial sophistication requirement of the NASDAQ Stock Market rules.

The Audit/Ethics Committee has adopted a written charter, which was amended and restated in 2003, to clarify the Company’s requirement to pay for the expenses of auditors, independent counsel and consultants that the Committee retains. A copy of the Committee’s Charter is available on the Company’s website, www.yellowroadway.com. The Audit/Ethics Committee conducts annual reviews of its charter to assess its adequacy.

The Audit/Ethics Committee presents the following summary of all fees paid to KPMG LLP (“KPMG”), the Company’s auditors, during calendar years 2004 and 2003:

	KPMG FY 2004	KPMG FY 2003
Audit fees	$3,557,005	$1,478,650
Audit related fees	429,612	325,280
Tax fees	173,085	2,000
All other fees	-0-	-0-

Total	$4,159,702	$1,805,930

For services related to compliance with the Sarbanes-Oxley Act of 2002 (“SOX”), the Company incurred, in 2004, $1,850,000 (included in “Audit fees” above) to KPMG and $4,016,233 to external consultants. In addition, the Company incurred the usual and customary employee-related costs for its employees assigned to the SOX-compliance project.

In addition, Roadway Corporation, which the Company acquired in December 2003, paid the following fees to its auditors, Ernst & Young LLP, during calendar years 2003:

FY 2003
Audit fees	$960,004
Audit related fees	153,116
Tax fees	249,719
All other fees	53,050

Total	$1,415,889

The Audit/Ethics Committee has considered and determined that the level of KPMG’s fees for provision of services other than the audit and the quarterly review services is compatible with maintaining the auditor’s independence.

William L. Trubeck, Chairman

Howard M. Dean

John F. Fiedler

John C. McKelvey

EXECUTIVE COMPENSATION

The table below shows information concerning the annual and long-term compensation for services in all capacities to the Company for the fiscal years ended December 31, 2004, 2003 and 2002 of those persons who were, as of December 1, 2004, the executive officers of the Company.

SUMMARY CO MPENSATION TABLE

						Long-Term Compensation
	Annual Compensation					Awards			Payouts
(a) Name and Principal Position	(b) Year	(c) Salary ($)	(d) Bonus ($)		(e) Other Annual Comp. ($)(1)	(f) Restricted Stock Award(s) ($)		(g) Options/ SARs (#)	(h) LTIP Payouts ($)(3)		(i) All Other Comp ($)(4)
William D. Zollars Chairman of the Board, President and Chief Executive Officer	2004 2003 2002	$900,000 818,000 770,000	$1,800,000 585,721 134,288		$0 0 0	$0 0 673,400	(2)	0/0 0/0 0/0	$4,148,876 2,513,416 728,362	(5) (6)	$5,125 2,500 2,500

Donald G. Barger, Jr. Senior Vice President and Chief Financial Officer	2004 2003 2002	400,000 365,000 356,250	440,000 169,112 40,833		0 0 0	0 0 137,270	(2)	0/0 0/0 0/0	926,869 572,676 172,099	(5) (6)	6,150 3,000 3,000

James D. Staley President and Chief Executive Officer, Roadway Group	2004 2003	494,230 32,052	921,245 122,311	(7)	0 0	1,000,000 0	(2)	0/0 0/0	990,890 917,067	(5) (6)	9,225 0

Robert L. Stull President and Chief Executive Officer, Roadway Express	2004 2003	366,346 18,699	546,295 350,378	(7)	0 0	0 0		0/0 0/0	629,565 510,951	(5) (6)	9,225 0

James L. Welch President and Chief Executive Officer, Yellow Transportation	2004 2003 2002	415,000 387,500 368,750	378,895 187,763 67,537		0 0 0	0 0 181,300	(2)	0/0 0/0 0/0	1,202,038 759,980 222,653	(5) (6)	6,150 3,000 2,125

(1)	While the named executive officers receive some perquisites from the Company, those perquisites did not reach in any of the reported years the threshold for reporting of $50,000 or ten percent of salary and bonus set forth in the applicable SEC rules.
(2)	The Company made restricted stock awards to certain of its executives, including Messrs. Zollars, Barger and Welch in March 2002 pursuant to Restricted Stock Award Agreements that include a non-competition covenant entered into in connection with the Company’s spin off of SCS Transportation, Inc. The restrictions on these awards lapsed on March 4, 2005. The Company made restricted stock awards to Mr. Staley in 2004 pursuant to an employment agreement between Mr. Staley and the Company, which agreement is more fully described in “Employment Contracts, Change of Control Agreements and Termination of Employment Agreements” below.
(3)

Long-term incentive payouts (“LTIP Payouts”) were made 50% in cash and 50% in restricted stock units. The number of restricted stock units in the LTIP payout was calculated by using the average per share stock price over the relevant performance period. Except for Messrs. Staley and Stull, for the 2002, 2003, and 2004 long-term incentive grants, the average per share stock price used was $23.85, $27.55, and $30.75, respectively. Because Messrs. Staley and Stull became Company employees in December 2003 with the Roadway acquisition, their 2004 LTIP Payouts were determined by using an assumed target performance for 2002 and 2003 and the Company’s actual performance for 2004. The number of restricted stock units in their LTIP Payout was calculated by using a per share price of $40.76, which was the average per share stock price for 2004. In 2003, Messrs. Staley and Stull received incentive compensation based on the Company’s long-term incentive plan, and the payments were made under agreements related to the Roadway acquisition. The actual value of the restricted stock units in the LTIP Payouts will ultimately be determined upon vesting and the lapse of applicable restrictions. For a description of the long-term incentive plan, see “Compensation Committee Report — Long-Term Incentives” in this Proxy Statement. The following table sets forth the number of restricted stock units that each named executive officer received for 2002 and 2003. For 2004, the number of shares represents 75% of the estimated restricted stock unit portion (i.e., 50%) of the LTIP Payouts for 2004. See Footnote 5 below for a further description of the 2004 LTIP Payouts:

Named Executive Officer	Number of Restricted Stock Units
	2002	2003		2004(a)
William D. Zollars	14,541	41,168		46,880
Donald G. Barger, Jr.	3,436	9,380		10,068
James D. Staley	0	12,095	(b)	9,708	(c)
Robert L. Stull	0	6,739	(b)	6,168	(c)
James L. Welch	4,445	12,448		13,057

(a)	Represents the restricted stock unit portion of 75% of the estimated 2004 LTIP Payouts.
(b)	In 2003, Messrs. Staley and Stull received incentive compensation based on the Company’s long-term incentive plan, and the payments were made under agreements related to the Roadway acquisition (in December 2003).
(c)	Messrs. Staley’s and Stull’s LTIP Payouts are calculated based on an assumed target performance for the years 2002 and 2003 and the Company’s actual performance for 2004.

(4)	The compensation reported for 2004 and 2003 includes the Company’s matching contribution under the 401(k) portions of its defined contribution plans.
(5)	Each of the named executive officers in the Summary Compensation Table participated during 2004 in a long-term incentive plan. See “Compensation Committee Report—Long-Term Incentives” in this Proxy Statement for a full description of this plan. Payouts under this plan are based 70% on the return on capital and 30% on growth in net operating profit after taxes, in each case, as compared to the same measures of companies included in the S&P SmallCap 600 Index for 2002 and 2003 (the portion of the 3-year period prior to the Company’s acquisition of Roadway) and in the S&P MidCap 400 Index for 2004. The S&P SmallCap 600 Index is comprised of approximately 600 companies, and the S&P MidCap 400 Index is comprised of approximately 400 companies. The data to finalize the comparison for 2004 is not yet fully available for many of these companies; therefore, the Company has paid 75% of an estimated award to the executive as a minimum payment, with the balance to be paid upon completion of the compilation of the data. Fifty percent of the payout is in cash, and 50% of the payout is in restricted stock units (i.e., rights to receive shares of the Company’s common stock). The Compensation Committee of the Board may also reduce payouts pursuant to the plan. The following table sets forth the total potential payout for 2004 at the maximum levels for each of the named officers in the Summary Compensation Table (the amounts in the table below are inclusive and not additive of the value of the LTIP Payouts in the Summary Compensation Table above).

Name	Maximum Total Potential Payout for 2004
	Cash Portion (50%)	Restricted Stock Units Portion (50%)
William D. Zollars	$2,234,970	72,682
Donald G. Barger, Jr.	480,000	15,610
James D. Staley	864,903	21,219
Robert L. Stull	549,519	13,482
James L. Welch	622,500	20,244

(6)	Except for Messrs. Staley and Stull, who did not join the Company until December 11, 2003, each of the named officers in the Summary Compensation Table participated during 2003 in a long-term incentive plan similar in all aspects to the 2004 long-term incentive plan, except the comparative measurement for the entire three-year performance period was to companies included in the S&P SmallCap 600 Index. Seventy-five percent of the estimated award was paid in the first quarter 2004 based on the estimated calculation. After the data was available to complete the measurement comparison and calculate the final award, the balance of the award for the 2003 incentive plan year was paid to the executives during the third quarter 2004. In April 2004, Messrs. Staley and Stull were granted $917,067 and $510,951 of long-term incentive payments, respectively, on the same basis as participants in the Company’s long-term incentive program to reflect their performance with Roadway during 2003. This payout was in lieu of the long-term equity grants that Messrs. Staley and Stull would have received from Roadway prior to the Company’s acquisition of Roadway.
(7)	Messrs. Staley and Stull became executive officers of the Company with the Company’s acquisition of Roadway in December 2003. As a result, Messrs. Staley and Stull were each entitled to the payment of a bonus in 2003 pursuant to a Roadway change in control agreement.

OPTIONS AND S TOCK APPRECIATION RIGHTS

The following table summarizes the option exercises by the executive officers named in the Summary Compensation Table above during 2004; and the year-end value of their options. No executive officer received an option grant during 2004.

Option and SAR Exercises and Year End Value Table(1)

Name	Shares Acquired on Exercise(#)	Value Realized($)	Number of Unexercised Options at FY-End(#) Exercisable/ Unexercisable	Number of Unexercised SARs at FY-End(#) Exercisable/ Unexercisable	Value of Unexercised In-the-Money Options at FY-End($) Exercisable/ Unexercisable(2)	Value of Unexercised In-the-Money SARs at FY-End(#) Exercisable/ Unexercisable
William D. Zollars	125,092	$3,457,391	272,325/0	0	$10,219,268/0	$0
Donald G. Barger, Jr.	0	0	27,232/0	0	1,120,324/0	0
James D. Staley	0	0	0/0	0	0/0	0
Robert L. Stull	0	0	0/0	0	0/0	0
James L. Welch	42,755	952,584	0/0	0	0/0	0

(1)	All options become exercisable in four equal annual installments. All options were granted with an exercise price equal to the closing price of the Company’s common stock as reported by the NASDAQ Stock Market on the date of each grant. The time at which options become exercisable is accelerated upon the occurrence of certain events, including total permanent disability or death of the executive officer while in the employ of the Company; if the Company is wholly or partially liquidated; or is a party to a merger, consolidation or reorganization in which it, or an entity controlled by it, is not the surviving entity. Options exercised may be paid for in cash or by delivery of shares that the grantee owns.
(2)	The calculation of the value of unexercised in-the-money options at the end of the year is based on the per share closing price of the Company’s common stock of $55.71 on December 31, 2004, the last trading day of the year.

EQUITY COMPENSATION PLAN INFORMATION

The following table sets forth information as of December 31, 2004, with respect to our compensation plans under which equity securities are authorized for issuance:

Plan Category	(a) Number of securities to be issued upon exercise of outstanding options, warrants and rights	(b) Weighted-average exercise price of outstanding options, warrants and rights	(c) Number of securities remaining available for future issuance under equity compensation plans excluding securities reflected in column(a)
Equity compensation plans approved by security holders	998,324	$23.04	3,139,944
Equity compensation plans not approved by security holders	-0-	-0-	-0-

Total	998,324	$23.04	3,139,944

EMPLOYMENT CONTRACTS, CHANGE OF CONTROL AGREEMENTS AND

TERMINATION OF EMPLOYMENT AGREEMENTS

William D. Zollars Employment Agreement. The Company entered into an Employment Agreement on December 15, 1999 with its Chairman, President and Chief Executive Officer, William D. Zollars, that contains the following essential terms and conditions:

•	a base salary that is reviewed annually in accordance with the Company’s normal salary policy for executive officers (with his salary having been set in 2004 at $900,000 and effective at the end of the first quarter 2005, at $975,000);

•	an annual bonus pursuant to which a threshold, target and maximum award as a percentage of Mr. Zollars’ base salary shall be established for each year (with these percentages for 2004 having been established at 25%, 85% and 200%, respectively), with the criteria for establishment of the target and parameters for payment to be determined annually by the Compensation Committee, at least 80% of the criteria established by the Committee being based on specific measurements of financial performance of the Company during the applicable year and the remaining percentage being based on non-financial criteria;

•	a stock option award on December 15, 1999 based on the closing price of the Company’s common stock on the NASDAQ Stock Market on that date in the amount of 200,000 shares, with the award vesting 25% on each anniversary of the award, resulting in Mr. Zollars’ becoming 100% vested in the 200,000 shares on December 15, 2003;

•	a supplemental retirement benefit providing Mr. Zollars with the difference between the benefits that he would have received under the Company’s pension plan if the service credited for benefit accrual purposes under the plan were 20 years plus his actual service, if any, after his normal retirement date and the benefits actually payable to Mr. Zollars under the pension plan, with the supplemental retirement benefit vesting at the rate of 20% per year measured from September 6, 1996, the commencement date of Mr. Zollars’ prior employment as President of Yellow Transportation, Inc., the Company’s principal operating subsidiary, resulting in Mr. Zollars’ becoming 100% vested on September 6, 2001; and

•	payments in the event of Mr. Zollars’ termination “without cause,” or resignation for “good reason” or following a “change of control”, as those terms are defined in the agreement (with “Change of Control” having the same definition as set forth in the Company’s Executive Severance Agreements, described below), in the amount of twice Mr. Zollars’ annual rate of compensation, including target bonus, at the time of termination or resignation, plus target bonus for the year of termination, and immediate vesting in all outstanding stock options and any incentive and benefit plans applicable at the time of termination or resignation.

James D. Staley Employment Agreement. In October 2003, Roadway LLC, a wholly owned subsidiary of the Company, entered into an employment agreement with James D. Staley, President and Chief Executive Officer of Roadway. The employment agreement became effective as of the effective date of the Company’s acquisition of Roadway (i.e., December 11, 2003). Pursuant to the agreement, Mr. Staley served as President and Chief Executive Officer of Roadway LLC, and in connection with the Company’s announced agreement to acquire USF Corporation, Mr. Staley will serve as President and Chief Executive Officer of the Company’s regional group of companies. Mr. Staley waived the right to receive any payment under the severance agreement between himself and Roadway. He further agreed that his change in control agreement with Roadway terminated, and he was entitled to the payment of a bonus as a result of that termination. The five-year employment agreement provides Mr. Staley with:

•	compensation, including a base salary at an initial rate of $500,000 per annum, and for 2004 was $494,230 and effective at the end of the first quarter 2005 is $525,000,

•	annual cash incentives with a target level of 100% of base salary,

•	participation in the Company’s long-term incentive plan with a target level of 175% of base salary, and

•	various other benefits payable to the Company’s executives.

In addition, in exchange for Mr. Staley’s entering into a covenant not to compete with the Company and its subsidiaries, Mr. Staley received a restricted stock grant in an amount equal to a fair market value of $1,000,000 in 2004, and he will receive four subsequent annual restricted stock grants each in an amount equal to a fair market value of $500,000.

If Mr. Staley’s employment is terminated by the Company without cause (as defined in the agreement), or by Mr. Staley at least three years after the effective date of the merger for good reason (as defined in the agreement), upon the death of Mr. Staley or because Mr. Staley incurs a permanent and total disability (as defined in the agreement), all of the restricted shares previously granted to Mr. Staley will vest, and Mr. Staley will be entitled to the following:

•	a lump-sum payment equal to $3,000,000, less the value of the restricted shares granted to him that have vested as of the date of the termination;

•	a lump sum payment equal to the prorated portion of his target bonus for the fiscal year in which his termination of employment occurs as if the target for the year had been met; and

•	24 months of continuation coverage under the employee benefit plans and programs that covered him immediately prior to his termination of employment (excluding any plan or program providing payment for time not worked).

If Mr. Staley’s employment is terminated by the Company for cause (as defined in the agreement), by Mr. Staley for any reason during the first three years after the effective date of the acquisition of Roadway or by Mr. Staley at least three years after the effective date of the Company’s acquisition of Roadway for any reason other than good reason (as defined in the agreement), all unvested restricted shares previously granted to Mr. Staley will be forfeited, and Mr. Staley will not be entitled to receive a severance payment under the agreement. In addition, the employment agreement states that within 30 days after the effective date of the Company’s acquisition of Roadway, Mr. Staley and the Company will enter into an executive severance agreement in substantially the same form granted to other Company executives entitling him to change of control benefits in the event of a change of control of the Company. The Company and Mr. Staley have entered into an Executive Severance Agreement similar to the executive severance agreements the Company has entered into with other executive officers. See “Executive Severance Agreements” below for a description of the provisions of the executive severance agreement.

Executive Severance Agreements. The Company has entered into executive severance agreements with all the executive officers named in the Summary Compensation Table. (In the case of William D. Zollars, payments are only to the extent that they would exceed payments under the “change of control” provisions of his Employment Agreement.)

Under the executive severance agreements payments may be due to an executive if, after or in connection with a “Change of Control” transaction, (i) the executive’s employment is terminated for any reason other than death, permanent disability, retirement at or after the executive’s normal retirement age or “cause” either within the two-year period after the Change of Control or within the period between the initiation and culmination of the Change of Control transaction, or (ii) the executive resigns within two years after a change of control due to an adverse change in title, authority or duties, a transfer to a new location, a reduction in salary, or a reduction in fringe benefits or annual bonus below a level consistent with the Company’s practice prior to the Change of Control. If one of the foregoing events occurs, the severance agreements provide that the executive shall be entitled to (i) the executive’s normal compensation and benefits through the date of termination, (ii) a lump sum cash amount equal to two times the executive’s current base salary and target bonus in effect for the year of termination, and (iii) benefits substantially similar to the benefits the executive would have received had he remained employed (including welfare plan benefits, disability benefits, and perquisite plans and programs, but not contributions to defined contribution or defined benefit plans). If the executive is within 10 years of his normal retirement age (65), then the executive would be paid three times his current base salary and target bonus in effect for the year of termination. The above-described payments are also subject to a gross-up provision in the event that it is determined that the benefits provided by the severance agreements are subject to the excise tax imposed by Section 4999 of the Internal Revenue Code of 1986, as amended (the “Internal Revenue Code”).

Further, in the event of a Change of Control, all options to acquire Company shares, all shares of restricted Company stock, all performance or share units and any other equity grants and awards would become immediately vested, exercisable and nonforfeitable and all conditions of any grant or award would be deemed to be satisfied. Any executive who is a participant in the Company’s 2004 Long-Term Incentive Plan would be entitled to receive, upon the Change of Control, (i) for any incomplete performance period, any cash or equity award provided under the plan, based on the assumption that the Company would meet the target performance for each period and (ii) for any completed performance period to the extent the executive has not received a grant for the period, any remaining portion of the grant based on comparative company data if sufficient data is available to complete the calculation or based upon the assumption that the Company would meet the target performance for the period if sufficient data is not available. The executive will not be required to return any partial grant received under the 2004 Long-Term Incentive Plan if it is determined that the partial grant exceeded the grant for the target performance.

A termination is for “cause” if it is (i) the result of a conviction of a felony involving moral turpitude by a court of competent jurisdiction, which is no longer subject to direct appeal, (ii) conduct that is materially and demonstrably injurious to the Company, or (iii) the executive’s willful engagement in one or more acts of dishonesty resulting in material personal gain to the executive at the Company’s expense.

“Change of Control” for the purpose of the severance agreements shall be deemed to have taken place if: (i) a third person, including a “group” as defined in Section 13(d)(3) of the Securities Exchange Act of 1934, as amended, purchases or otherwise acquires shares of the Company and as a result thereof becomes the beneficial owner of shares of the Company having 20% or more of the total number of votes that may be cast for the election of directors of the Company; or (ii) as the result of, or in connection with any cash tender or exchange offer, merger or other business combination, or contested election, or any combination of the foregoing transactions, the continuing directors shall cease to constitute a majority of the Board or any successor to the Company.

Robert L. Stull Roadway Change in Control Severance Agreement. Robert L. Stull had entered into a change in control severance agreement with Roadway. Upon the Company’s acquisition of Roadway, if Mr. Stull’s employment had been terminated during the severance period (as defined in Mr. Stull’s change in control severance agreement) for any reason other than for cause or as a result of his death or disability, or if he terminated his employment for good reason (as defined in his change in control severance agreement), Mr. Stull would be entitled to severance compensation as follows:

•

a lump sum payment in an amount equal to two times the sum of his base pay (at the highest rate in effect for any period within five years prior to his termination date), plus his incentive pay (in an amount equal to not less than the highest target or payout incentive pay rate in any of the five fiscal years immediately preceding the year in which the change in control occurred);

•	for 24 months following his termination date, welfare benefits substantially similar to those that he was receiving or entitled to receive immediately prior to the termination—these welfare benefits will be reduced to the extent that comparable benefits are actually received from another employer during the 24-month period;

•	a lump sum payment in an amount equal to the present value of the excess of the retirement income and other benefits that would be payable to him under the retirement plans if he had continued to be employed as an active participant in the retirement plans for the 24-month period following his termination date given his base pay and incentive pay (as determined above) over the retirement income and other benefits that he is entitled to receive (either immediately or on a deferred basis) under the retirement plans;

•	a lump sum payment in an amount equal to the cost of providing medical coverage to him from the expiration of the 24-month period following his termination date until he is entitled to receive Medicare;

•	reasonable fees for outplacement services, by a firm selected by him, at the expense of Roadway, in an amount not in excess of 20% of his base pay;

•	financial counseling during the 24-month period following the termination date in a manner similar to that provided to him prior to the change in control;

•	reimbursement for any additional tax liability incurred as a result of excise taxes imposed on payments deemed to be attributable to the change in control;

•	in the event that any payment or benefit required under his change in control severance agreement is not provided, he will be entitled to interest on the amount or value thereof at an annualized rate of interest equal to the prime rate plus 4%;

•	a lump sum cash payment equal to the value of any annual bonus or long-term incentive pay (other than equity-based compensation) earned or accrued with respect to his service during the performance period that includes the date on which the change in control occurred, calculated at the plan target or payout rate, but prorated to base payment only on the portion of his service that had elapsed during the applicable performance period; and

•	payment of any and all legal fees incurred as a result of efforts to enforce his change in control severance agreement.

The change in control severance agreement remains in effect, except that Mr. Stull has waived certain of his rights under the agreement as follows:

(a) No event will constitute a change in control after the closing of the Company’s acquisition of Roadway, other than that acquisition.

(b) Any raises or increased benefits, above the amounts payable to Mr. Stull by Roadway at the time of the Company’s acquisition of Roadway, will not be included in the calculation of any amounts payable to Mr. Stull under the severance agreement if any benefits under the severance agreement become due and payable.

(c) The waiver of certain provisions related to his voluntary termination of employment during the severance period, which is the two-year period following the change in control.

(d) The waiver of the extension of the severance period beyond the two-year period following the change in control.

DEFINED BENEFIT PENSION PLANS

Yellow. The Company and certain of its subsidiaries’ officers participate in a noncontributory, defined benefit pension plan (i.e., the Yellow Corporation Pension Plan). This plan covers all regular full-time and regular part-time office, clerical, sales, supervisory and executive personnel of the Company and participating subsidiaries (excluding directors who are not salaried employees) who are at least age 21, are employed in the United States and are not otherwise covered by a pension plan under a collective bargaining agreement. Pension plan benefits are calculated solely on salaries and cash bonuses. Compensation reported in the Summary Compensation Table includes amounts that are not covered compensation under the pension plan. Participants are vested after five years of service.

A participant retiring at age 65 will receive an annual pension benefit (single life basis) amounting to 1 2/3% of his final average annual compensation paid in the five highest consecutive years of the participant’s last ten consecutive years of participation, multiplied by his total years of participation, the sum of which is reduced by 50% of the amount of his primary social security entitlement at retirement (prorated if participation is less than 30 years). The pension of the highest-paid executive officers will probably be reduced from the above formula because of limitations under the Employment Retirement Income Security Act of 1974, as amended (“ERISA”).

The following table sets forth the gross annual benefits (single life at age 65), before deduction of the applicable primary social security offset amount (a maximum of 50% of the participant’s primary social security benefits at 30 years of participation), payable upon retirement under the defined benefit pension plan for specified remuneration and years of service classifications, part of which may be paid pursuant to the supplemental retirement income agreements discussed below:

PENSION VALUE TABLE

(Yellow)

Eligible Remuneration(1)	Years of Service
	15	20	25	30	35
$ 200,000	$50,000	$66,650	$83,350	$100,000	$116,650
300,000	75,000	100,000	125,000	150,000	175,000
400,000	100,000	133,350	166,667	200,000	233,333
500,000	125,000	166,667	208,333	250,000	291,667
600,000	150,000	200,000	250,000	300,000	350,000
700,000	175,000	233,333	291,667	350,000	408,333
800,000	200,000	266,667	333,333	400,000	466,667
900,000	225,000	300,000	375,000	450,000	525,000
1,000,000	250,000	333,333	416,667	500,000	583,333
1,100,000	275,000	366,667	458,333	550,000	641,667
1,200,000	300,000	400,000	500,000	600,000	700,000
1,300,000	325,000	433,333	541,667	650,000	758,333
1,400,000	350,000	466,667	583,333	700,000	816,667
1,500,000	375,000	500,000	625,000	750,000	875,000
1,600,000	400,000	533,333	666,635	800,000	933,360
1,700,000	425,000	566,667	708,333	850,000	991,667
1,800,000	450,000	600,000	749,965	900,000	1,050,030
1,900,000	475,000	633,000	791,667	950,000	1,108,333
2,000,000	500,000	666,667	833,294	1,000,000	1,166,700
2,100,000	525,000	700,000	875,000	1,050,000	1,225,000
2,200,000	550,000	733,333	916,623	1,100,000	1,283,370
2,300,000	575,000	766,667	958,333	1,150,000	1,341,667
2,400,000	600,000	800,000	999,953	1,200,000	1,400,040
2,500,000	625,000	833,333	1,041,667	1,250,000	1,458,333
2,600,000	650,000	866,667	1,083,282	1,300,000	1,516,710
2,700,000	675,000	900,000	1,125,000	1,350,000	1,575,000
2,800,000	700,000	933,333	1,166,612	1,400,000	1,633,680
2,900,000	725,000	966,667	1,208,276	1,450,000	1,691,715

(1)	Eligible Remuneration as used in this table is defined as final average covered compensation (salary and annual bonus) for the five highest consecutive years of the participant’s last ten consecutive years of participation preceding termination of employment under the plan.

ERISA, as amended by subsequent legislation, limits covered compensation under the pension plan to $205,000 in 2004 and imposes maximum annual benefit limitations, which may cause a reduction in the pension payable under the pension plan. The Company enters into nonqualified, unfunded supplemental retirement income agreements with affected participants which are designed to provide those benefits intended by the pension plan before application of the legislative limitations.

The named executive officers have credited years of service in the plan as follows: Mr. Zollars, 8 years; Mr. Barger, 3 years; and Mr. Welch, 25 years. Under a separate supplemental retirement income agreement, Mr. Barger is credited with participation in the pension plan for the number of years since his date of employment or 20 years, whichever is greater; however, the 20-year provision only applies if Mr. Barger works for the Company until he is age 65.

Roadway. James D. Staley and Robert L. Stull are participants in the Roadway LLC Pension Plan (formerly known as the Roadway Corporation Pension Plan). The Roadway LLC Pension Plan is a noncontributory, qualified, defined benefit plan and covers all full-time and part-time salaried and hourly employees, including executives of the Company and participating subsidiaries, who are in a group of employees to which Roadway LLC has extended eligibility for participation, who are at least age 21 and employed in the United States and who are not otherwise covered by a pension plan under a collective bargaining agreement. The following table shows estimated annual pension benefits payable as retirement benefits under the Roadway LLC Pension Plan.

PENSION VALUE TABLE

(Roadway)

Remuneration	Years of Service
	15	20	25	30	35
$ 200,000	$46,688	$62,250	$77,813	$93,375	$93,375
225,000	52,313	69,750	87,188	104,625	104,625
250,000	57,938	77,250	96,563	115,875	115,875
300,000	69,188	92,250	115,313	138,375	138,375
350,000	80,438	107,250	134,063	160,875	160,875
400,000	91,688	122,250	152,813	183,375	183,375
450,000	102,938	137,250	171,563	205,875	205,875
500,000	114,188	152,250	190,313	228,375	228,375
550,000	125,438	167,250	209,063	250,875	250,875
600,000	136,688	182,250	227,813	273,375	273,375
650,000	147,938	197,250	246,563	295,875	295,875
700,000	159,188	212,250	265,313	318,375	318,375
750,000	170,438	227,250	284,063	340,875	340,875
800,000	181,688	242,250	302,813	363,375	363,375
850,000	192,938	257,250	321,563	385,875	385,875
900,000	204,188	272,250	340,313	408,375	408,375
950,000	215,438	287,250	359,063	430,875	430,875
1,000,000	226,688	302,250	377,813	453,375	453,375
1,050,000	237,938	317,250	396,563	475,875	475,875
1,100,000	249,188	332,250	415,313	498,375	498,375
1,150,000	260,438	347,250	434,063	520,875	520,875
1,200,000	271,688	362,250	452,813	543,375	543,375
1,250,000	282,938	377,250	471,563	565,875	565,875
1,300,000	294,188	392,250	490,313	588,375	588,375
1,350,000	305,438	407,250	509,063	610,875	610,875
1,400,000	316,688	422,250	527,813	633,375	633,375
1,450,000	327,938	437,250	546,563	655,875	655,875
1,500,000	339,188	452,250	565,313	678,375	678,375

The Roadway LLC Pension Plan provides annual retirement benefits after normal retirement at age 65 years equal to the greater of (a) total years of service (not to exceed 30) multiplied by 2% of the final 20 years’ average annual compensation at or below $45,000; (b) total years of service (not to exceed 30) multiplied by the sum of 1 3/4% of the final 20 years’ average annual compensation up to $45,000 and 1 1/2% of the final 20 years’ average annual compensation in excess of $45,000; or (c) 40% of the final 5 years’ average annual compensation, pro rated for years of service less than 30. Benefits under the Roadway LLC Pension Plan are not subject to reductions for social security benefits or other offset amounts.

Benefits are payable as a straight-life annuity under various assumptions based on final average compensation and years of service. Annual compensation for computing annual pension benefits includes base salary and incentive compensation. Projected credited years of service and the annual compensation for computing annual pension benefits under the Pension Plan includes 30 years (32 1/2 actual years) and $658,950 (5-year average) and $539,044 (20-year average) for Mr. Staley and 30 years (26 actual years) and $420,426 (5-year average) and $400,132 (20-year average) for Mr. Stull.

Federal law places certain limitations on the amount of compensation that may be taken into account in calculating pension benefits and on the amount of pensions that may be paid under federal income tax qualified plans. Roadway had adopted a nonqualified Section 415 Excess Plan and a nonqualified Section 401(a)(17) Benefit Plan (collectively, the “Excess Plans”) providing for the payment from general funds of the benefits that would be lost by plan participants as a result of present or future Internal Revenue Code provisions limiting the benefits payable or the compensation taken into account. Upon the retirement or death of a participant under either of the Excess Plans, the supplemental retirement benefit payable with respect to the participant will be determined under the pension formula set forth above, but without the limitations set forth in the Internal Revenue Code described above. Mr. Stull and Mr. Staley are both participants in the Excess Plans.

COMPENSATION COMMITTEE REPORT

The Compensation Committee (the “Committee”) of the Board of Directors of Yellow Roadway Corporation (the “Company”) is providing this report to its stockholders in accordance with Securities and Exchange Commission (“SEC”) rules, to inform you of the Compensation Committee’s compensation policies for executive officers and the rationale for compensation the Company pays to the Chief Executive Officer of the Company. To preserve objectivity in the achievement of the Company’s goals, the Committee consists of four independent, non-employee directors who have no “interlocking” relationships as the SEC defines those relationships. It is the Committee’s overall goal to develop executive compensation policies that are consistent with and linked to strategic business objectives and Company values along with competitive practices in the employment market.

The Compensation Committee approves the design of, assesses the effectiveness of and administers executive compensation programs in support of Company compensation policies. The Compensation Committee also reviews and approves all salary arrangements and other remuneration for executives, evaluates executive performance and considers related matters.

Compensation Philosophy

The compensation program for the Company’s executive officers was established to allow the Company to attract and retain caliber executive whose leadership skills can enable the Company and its subsidiaries to effectively compete in their market segments. Additionally, the program is intended to act as an incentive for the executives to attain the highest level of organizational performance and profitability by providing financial rewards for increasing levels of profit and stockholder value. To achieve these goals, the Committee has designed executive compensation to:

•	Focus management on the long-term interests of stockholders by comprising a significant portion of total compensation in the form of equity-based and long-term cash incentives

•	Emphasize variable, at-risk compensation that is dependent upon the level of success in meeting specified corporate performance objectives

•	Target compensation levels at rates that are reflective of current and responsible market practices to maintain a stable, successful management team

In conformance with this compensation philosophy, the total annual compensation for all executive officers is comprised of three elements:

•	base salaries,

•	potential annual cash incentive compensation awards or bonuses, and

•	an opportunity to receive long-term equity in the Company or cash compensation tied to long-term Company performance.

The Committee is provided competitive market data by its consultant on each of these elements, including current compensation trends and movements in the competitive marketplace. The data provided compares the Company’s compensation practices to a group of comparative companies for base salaries, annual incentive opportunities, long-term incentive opportunities, and various benefit plans. The Committee reviews and approves the selection of companies used for compensation comparison purposes, which are generally not the same companies included in the Dow Jones Transportation Average Stock Index in the Common Stock Performance Graph in the Proxy Statement. The Committee believes that the Company’s most direct competitors for executive talent are not necessarily all of the companies that would be included in a published industry index established for comparing stockholder returns.

Section 162(m) of the Internal Revenue Code, places a limit of $1,000,000 on the amount of compensation that the Company may deduct in any year with respect to the Company’s Chief Executive Officer and its four other highest paid executive officers. Certain performance-based compensation and certain other compensation that the Company’s stockholders have approved are not subject to the deduction limit. The Company has qualified certain compensation paid to executive officers for deductibility under Section 162(m), including compensation expense related to options, performance units or other awards that the Company grants pursuant to the Company’s 2004 Long-Term Incentive and Equity Award Plan and compensation that the Company pays pursuant to its Annual Incentive Compensation Plan. The Company may from time to time pay compensation to its executive officers that may not be deductible.

Base Salaries

The Committee determines salary levels for the executive officers of the Company and its subsidiaries by analyzing the salary levels at service companies with gross revenues comparable to the Company and its subsidiaries, based upon survey data the independent consultant produces for the Committee, and an evaluation of the individual executive officer’s performance. The Committee considers these factors, together but not pursuant to a precise formula. The Company evaluates individual executive performance by reference to specific performance targets or goals that it establishes each year for each executive. The Company has targeted the median of the range established by the survey group, and the actual 2004 salaries of executive officers are generally near the market median.

Annual Incentives

The Company’s executive officers are also eligible for awards under the Company’s Annual Incentive Compensation Plan, which provides for the payment of varying levels of incentive award expressed as a percentage of annual base compensation, with the percentage increasing the higher an executive officer’s position is within the Company.

In 2004, the Committee established “threshold” and “target” financial plan objectives that tie each executive’s annual incentive compensation potential to the annual business plan of the overall Company for corporate executive officers and to the business plan of the individual business units for executive officers who are employees of Yellow Transportation, Roadway Express, the Roadway Group, Meridian IQ, and YRC Enterprise Services. If the applicable financial plan objective is exceeded, the executive is eligible for more than a target bonus. In 2004, these objectives were weighted on a mix of operating income and the comparative operating ratio of the Company or its applicable business units. In addition to these over-arching objectives, an individual executive officer’s annual incentive compensation may also be subject to the achievement of additional personal or business unit objectives. Also, to promote the creation of overall shareholder value, an individual executive officer may have his or her personal performance tied to the performance of other business units that the individual may impact.

Long-Term Incentives

In 2001, the Committee elected to re-examine its practice of using stock options as the exclusive vehicle for the delivery of long-term incentive potential to the Company’s executive officers. Since then, the Company has implemented a new long-term incentive plan that provides for cash or stock based awards (or a combination of both) over performance periods that the Committee designates. Under this plan, the Committee intends to adopt three-year performance cycles for award opportunities that are granted annually. Awards for the 2004 year are split 50% cash and 50% performance share units. Fifty percent of the performance share units vest on the third anniversary of the date of grant and the remaining units vest on the sixth anniversary of the date of grant. The Committee believes this plan serves to create a longer term employment and performance commitment than many plans in comparable organizations. The Company will deliver shares of common stock for vested performance units to the executive on the earlier to occur of:

•	the executive’s termination of employment,

•	his retirement from the Company or one of its subsidiaries,

•	his death,

•	his disability,

•	a change in control of the Company, or

•	the sixth anniversary of the date of grant of the performance units.

Payments under the plan depend upon the Company’s attaining specific or relative financial performance objectives as compared to a peer group of companies or one or more broad market indexes. The 2004 measures and weighting of those measures were 70% return on capital and 30% NOPAT (net operating profit after taxes) growth as compared to the same measures of companies in the S&P SmallCap 600 Index for 2002 and 2003 (the portion of the 3-year period prior to the Company’s acquisition of Roadway) and in the S&P MidCap 400 Index for 2004. The Committee retains discretion to reduce all or any awards to executive officers in consideration of a number of factors, including performance versus a key group of competitors and an individual executive’s attainment of the annual performance goals described above. The Company’s long-term incentive plan targets varying levels of long-term incentive potential expressed as a percentage of annual base compensation with the percentage generally increasing the higher an executive officer’s position is within the Company.

Shares of common stock that the Company issues for 2004 under the performance units that an executive receives pursuant to the plan are issued pursuant to the Company’s 2004 Long-Term Incentive and Equity Award Plan (or any successor plan).

President and CEO Compensation

The compensation of President and Chief Executive Officer William D. Zollars is subject to an employment agreement dated December 15, 1999, the essential elements of which are detailed in the section of the Proxy Statement devoted to employment contracts. The discussion of Mr. Zollars’ employment agreement with the Company in the Proxy Statement is hereby incorporated by reference into this report. Once a year in assessing the Chief Executive Officer’s performance and compensation, the Committee and the Board of Directors meet in executive session without the Chief Executive Officer. The Committee as well as the Board of Directors may also call an executive session at any other time as it so chooses.

Mr. Zollars’ base salary level was increased to $900,000 in 2004. This salary was established comparing the compensation of chief executive officers in a group of comparative companies. The Committee believes that this salary level was consistent with the Company’s goal of targeting the median of a survey group of companies that the Committee’s independent consultant produced.

Mr. Zollars is eligible for bonuses under the Company’s Annual Incentive Compensation Plan. His target bonus level was 100% of his base salary for 2004. This percentage has been established based on bonus practices and opportunities within companies comparable to the Company’s size. Under this Plan, the Company paid Mr. Zollars an annual incentive award of $1,800,000 for 2004, as a result of the Company’s exceeding its financial plan by 134.4%.

Mr. Zollars is also eligible to participate in the Company’s long-term incentive plan. A description of Mr. Zollars’ payout pursuant to this plan is set forth in the Summary Compensation Table and footnotes 3 and 5 to the Summary Compensation Table in the Proxy Statement in which this report is included. Fifty percent of any payout will be made in cash, and 50% of any payout will be made in performance units. These units are subject to the vesting and holding periods described above.

For the reasons outlined above in the general discussion of executive compensation, Mr. Zollars received performance units in lieu of a stock option award in 2004 and received annual cash incentive compensation as reflected in the Summary Compensation Table.

Summary

The Committee believes that the compensation program for the executives of the Company and its subsidiaries is comparable with the compensation programs provided by comparable companies and serves the best interests of the stockholders of the Company. The Committee also believes that annual performance pay is appropriately linked to individual performance, annual financial performance of the Company and its subsidiaries and stockholder value.

Dennis E. Foster, Chairman

Cassandra C. Carr

Howard M. Dean

Phillip J. Meek

COMMON STOCK PERFORMANCE

Set forth below is a line graph comparing the yearly percentage change in the cumulative total stockholder return of the Company’s common stock against the cumulative total return of the S&P Composite-500 Stock Index and the Dow Jones Transportation Average Stock Index for the period of five years commencing December 31, 1999 and ending December 31, 2004.

	DJ Trans Index	S&P 500 Index	Yellow Roadway Corporation
Dec 99	100 93 89 86	100 102 100 99	100 110 88 90
Dec 00	100 95 97 76	91 80 85 72	121 102 113 121
Dec 01	91 101 95 76	80 80 70 58	149 157 193 176
Dec 02	82 76 86 95	62 60 70 72	174 166 160 205
Dec 03	108 104 115 117	80 82 83 82	249 232 275 323
Dec 04	137	89	384

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Mr. Zollars’ son-in-law is employed in the marketing area, with no direct reporting relationship to him, and his total compensation for 2004 was less than $170,000.

II. PROPOSAL TO RATIFY APPOINTMENT OF INDEPENDENT PUBLIC ACCOUNTANTS

The Board has appointed KPMG LLP as independent public accountants of the Company for 2005. The Board’s appointment of independent public accountants by the Board is submitted annually for ratification by the stockholders. Although stockholder ratification is not required, if the stockholders do not ratify the appointment, the Board will reconsider the matter. A representative of KPMG LLP will be present at the Annual Meeting of Stockholders to respond to appropriate questions, and he or she will have an opportunity to make a statement if he or she desires to do so.

III. OTHER MATTERS

The Board does not intend to bring any other business before the meeting and it is not aware that anyone else intends to do so. If any other business comes before the meeting, it is the intention of the persons named in the enclosed form of proxy to vote as proxies in accordance with their best judgment.

Please mark votes as in this example.

YELLOW ROADWAY CORPORATION

The Board of Directors recommends a vote FOR Items 1 and 2.

Please be sure to sign and date this Proxy.

Date

Shareholder signature

Co-owner signature

1. Election of Directors—Nominees

(01) Cassandra C. Carr, (02) Howard M. Dean, (03) Frank P. Doyle, (04) John F. Fiedler, (05) Dennis E. Foster, (06) John C. McKelvey, (07) Phillip J. Meek, (08) William L. Trubeck, (09) Carl W. Vogt, (10) William D. Zollars

FOR ALL NOMINEES

WITHHELD FROM ALL NOMINEES

For all nominees except the name(s) below:

2. Ratification of appointment of KPMG LLP as independent public accountants of the Company for 2005.

FOR AGAINST ABSTAIN

3. The transaction of any other business as may properly come before the meeting or any reconvened meeting after an adjournment.

Mark the box at the right if your address has changed and note the change(s) in the space provided on the reverse side of this card.

Please sign exactly as your name(s) appear(s) hereon. If your shares are held jointly, both of the joint owners must sign. Attorneys-in-fact, executors, administrators, trustees, guardians or corporation officers should indicate the capacity in which they are signing.

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Dear Shareholder:

Did you know that it is possible to receive your annual report and proxy statement electronically? Use the power of the Internet to participate in Yellow Roadway Corporation’s paperless shareholder meeting program. While you’re on the Web, sign up to obtain future annual reports and proxy materials on the Internet. We will send you an electronic notice of the shareholder meeting with links to view the annual report and proxy materials. You will also be able to cast your vote on-line.

To sign up, go to http://www.econsent.com/yell/

You can get started right away! Other than your social security number, all you will need is your account number, which can be found on your statement of holdings. Once you have accessed your account, simply provide us with your e-mail address and follow the prompts to confirm your consent.

If you do not participate in the program, you will continue to receive your annual report and proxy materials through the mail.

Yellow Roadway Corporation

YELLOW ROADWAY CORPORATION

10990 Roe Avenue

Overland Park, Kansas 66211

PROXY FOR ANNUAL MEETING OF STOCKHOLDERS TO BE HELD MAY 19, 2005

NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders of Yellow Roadway Corporation (the “Company”) will be held at the Company’s General Office, 10990 Roe Avenue, Overland Park, Kansas, on Thursday, May 19, 2005 at 1:00 p.m., Central time, to consider the matters set forth on the reverse side.

The accompanying Proxy Statement contains information regarding the matters that you will be asked to consider and vote on at the Annual Meeting.

The Board of Directors has fixed the close of business on March 31, 2005 as the record date for the determination of stockholders entitled to notice of and to vote at the Annual Meeting or any reconvened meeting after any adjournments of the meeting.

WHETHER YOU EXPECT TO ATTEND THE MEETING OR NOT, PLEASE COMPLETE, SIGN AND RETURN THIS PROXY SO THAT YOUR SHARES WILL BE REPRESENTED AT THE MEETING. Return it as promptly as possible in the enclosed envelope. No postage is required if mailed in the United States. You may revoke your proxy any time prior to its exercise, and you may attend the meeting and vote in person, even if you have previously returned your proxy. If you receive more than one proxy because your shares are held in various names or accounts, each proxy should be completed and returned. In some cases, you may be able to exercise your proxy by telephone or by the Internet. Please refer to the Proxy Statement for further information on telephone and Internet voting.

PLEASE NOTE ADDRESS CHANGES HERE

CONTINUED AND TO BE SIGNED ON REVERSE SIDE

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YOUR VOTE IS IMPORTANT!

VOTE BY

TELEPHONE *** INTERNET *** MAIL

24 hours a day — 7 days a week

Your vote is important. Please vote immediately.

Vote by Internet

Log on to the Internet and go to

http://www.eproxyvote.com/yell

OR

Vote by Telephone

Call toll-free

1-800-758-6973

If you vote over the Internet or by telephone, please DO NOT mail your card.

Vote by Mail

Mark, sign and date the proxy card on the reverse side. Detach the proxy card and return it in the postage-paid envelope.